Applied Digital Announces $5 Billion AI Factory Lease with U.S. Based Investment Grade Hyperscaler at Polaris Forge 2 ND Campus

Approximate 15-Year Lease Agreement to Deliver 200MW of Critical IT Capacity at Polaris Forge 2, Bringing the Company’s Total Leased Capacity Across North Dakota, With Two of the Largest Global Hyperscalers, to 600 MW

DALLAS — Oct. 22, 2025 — Applied Digital (NASDAQ: APLD) announced today that it has entered into a lease agreement with a U.S. Based Investment Grade Hyperscaler at its state-of-the-art, purpose-built Polaris Forge 2 Campus currently under construction near Harwood, North Dakota. This lease represents approximately $5 billion in total contracted revenue over an estimated 15-year lease term and covers 200 megawatts (MW) of critical IT load purpose-built to support the Hyperscaler’s artificial intelligence (AI) and high-performance compute (HPC) infrastructure. The Hyperscaler also holds a first right of refusal for an additional 800 MW of critical IT, representing the full expansion potential of the 1-gigawatt (GW) Polaris Forge 2 Campus.
With this agreement, Applied Digital’s total leased capacity with two of the world’s largest hyperscalers across its Polaris Forge 1 and Polaris Forge 2 campuses in North Dakota has now reached 600 MW, reinforcing the company’s position as one of the fastest-scaling builders of AI infrastructure in the United States.
“What sets us apart isn’t just the size of our pipeline - it’s how fast we can deliver," said Wes Cummins, Chairman and CEO of Applied Digital. “The real constraint in this industry is execution, and our team continues to prove that large-scale, next-generation data centers can be designed, financed, and brought online faster and more efficiently than anyone thought possible. We believe Polaris Forge 2 builds on that momentum, reflecting the strength of our partnerships and the speed at which we’re reshaping the AI infrastructure landscape.”
Spanning more than 900 acres, Polaris Forge 2 is engineered to deliver best-in-class efficiency with a projected PUE of 1.18 and near-zero water consumption. The initial 200 MW are phased within two buildings expected to begin to come online in 2026 and reach a total of 200 MW in 2027, with the campus being designed for future expansion. The campus leverages Applied Digital’s proprietary design built for power density, liquid cooling and sustainable performance - hallmarks of the company’s Different by Design philosophy and its commitment to building responsibly in regions optimized for cost, climate and community impact.
This announcement follows a period of record-breaking growth and notable achievements for Applied Digital, including an additional 150MW lease with CoreWeave at its Polaris Forge 1 Campus, a $5.0 billion AI infrastructure partnership with Macquarie Asset Management, and several industry and community impact recognitions. Most recently, the company was ranked at the top of the Dallas Business Journal’s Fast 50, highlighting its rapid expansion and leadership in digital infrastructure. We believe these accomplishments, coupled with this announcement, reinforce Applied Digital’s momentum and underscore its position at the forefront of the AI and data center industries.
“Our AI Factories are redefining how and where hyperscale infrastructure gets built,” Cummins added. “We’re demonstrating that the next chapter of AI computing can be powered from the heartland - built responsibly, delivered quickly and designed for the Intelligence Era.”

About Applied Digital

Applied Digital (Nasdaq: APLD) named Best Data Center in the Americas 2025 by Datacloud — designs, builds, and operates high-performance, sustainably engineered data centers and colocation services for artificial intelligence, cloud, networking, and blockchain workloads. Headquartered in Dallas, TX, and founded in 2021, the company combines hyperscale expertise, proprietary waterless cooling, and rapid deployment capabilities to deliver secure, scalable compute at industry-leading speed and efficiency, while creating economic opportunities in underserved communities through its award-winning Polaris Forge AI Factory model.
Learn more at applieddigital.com or follow @APLDdigital on X and LinkedIn.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives and future financing plans. These statements use words, and variations of words, such as “will,” “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “demonstrates,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements that reflect perspectives and expectations regarding the initial lease agreements, the new lease agreement, and current and future campus development, (ii) statements about the HPC industry, (iii) statements of Company plans and objectives, including our evolving business model, or estimates or predictions of actions by suppliers and current and potential customers, (iv) statements of future economic performance, and (v) statements of assumptions underlying other statements and statements about the Company or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include: our ability to complete construction of the Polaris Forge 1 and Polaris Forge 2 data centers; changes to AI and HPC infrastructure needs and their impact on future plans; risks associated with the leasing business, including those associated with counterparties; costs related to the HPC operations and strategy; our ability to timely deliver any services required in connection with completion of installation under our lease agreements; our ability to raise additional capital to fund ongoing and future data center construction and operations; our ability to obtain financing of the lease agreements on acceptable financing terms, or at all; our dependence on principal customers, including our ability to execute and perform our obligations under our leases with key customers, including without limitation, the lease agreements; our ability to timely and successfully build hosting facilities with the appropriate contractual margins and efficiencies; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; availability of project and other financing to continue to grow our business; decline in demand for our products and services; maintenance of third party relationships; and conditions in the debt and equity capital markets. A further list and description of these risks, uncertainties and other factors can be found in the company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including in the sections captioned “Forward-Looking Statements” and “Risk Factors,” and in the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, on the Company’s website (www.applieddigital.com) under “Investors,” or on request from the Company. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

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